Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S JULY SALES UP 5%; DEMAND FOR HIGH-QUALITY,
FUEL-EFFICIENT PRODUCTS CONTINUES DRIVING GROWTH

●	Ford, Lincoln and Mercury July sales totaled 166,092, up 5 percent versus strong year-ago sales; year-to-date sales up 24 percent

●	Fiesta eclipses 3,000 sales in its second month in America

●	New 2011 F-Series Super Duty and Mustang continue impressive starts; Super Duty sales up 63 percent in July versus year ago; Mustang retail sales increased 43 percent year over year

●	Last year’s new products also post sales gains; Fusion nearly matches last July’s sales record, Taurus sales up 187 percent, and Transit Connect posts best sales month ever

●	Ford’s retail market share appears to have increased for the 21st time in 22 months as buyers turn to Ford’s fresh lineup of high-quality, fuel-efficient vehicles

DEARBORN, Mich., Aug. 3, 2010 – Ford’s newest vehicles helped the company continue to grow as Ford, Lincoln and Mercury dealers delivered 166,092 new vehicles in July – a 5 percent increase versus a year ago, when “Cash for Clunker” sales started to surge.

Year-to-date sales totaled 1.12 million, up 24 percent, with growth across Ford’s full family of cars (up 21 percent), utilities (up 19 percent) and trucks (up 32 percent).

“Customers are rewarding Ford for providing the performance they want and the fuel economy they need,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “New class-leading powertrains are the ‘secret weapon’ in every new product we are bringing to market.”

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The Ford Fiesta, which offers 40 miles per gallon EPA highway fuel economy, eclipsed 3,000 sales in its second month in America and has been well-received by California customers. Highly acclaimed in Europe, Asia, and North America, the Fiesta is the first car developed under the ONE Ford global product development system.

Sales for the 2011 F-Series Super Duty were 63 percent higher than a year ago, capturing more than 50 percent of the heavy duty pickup segment. Ford announced today it will begin production of the most powerful diesel engine ever installed in a heavy-duty pickup (best-in-class 800 lb.-ft. of torque and 400 horsepower). In addition, the Super Duty’s 6.7-liter Power Stroke diesel will provide improved fuel economy – a full 20 percent better fuel efficiency than the 2010 model.

“In an industry-first customer loyalty program, Ford will provide the power upgrades free of charge to all current owners of a 2011 Super Duty diesel pickup,” said Czubay.

Retail sales for the Mustang were 43 percent higher than a year ago. Since the arrival of the 2011 model featuring new V-6 and V-8 engines with more horsepower and improved fuel economy, Mustang’s share has climbed to levels not seen since January 2009.

“With our broad range of products – from Fiesta to Super Duty – Ford is connecting with consumers,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford and its dealers continue to offer customers the strongest value proposition in the industry – class-leading fuel economy, quality and growing resale values.”

In July, Ford retail sales were up 5 percent versus a year ago, and Ford appears to have gained retail market share for the 21st time in the last 22 months. Fleet sales were up 2 percent, reflecting higher sales of Ford’s hard-working trucks to commercial customers.

Other Sales Highlights
●	Demand for the Ford Fusion, Motor Trend’s Car of the Year, remains strong as sales of 17,406 nearly matched last July’s sales record. Ford Taurus sales totaled 5,046 in July, up 187 percent.

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With sales of 50,449, Ford’s F-Series posted a 39 percent sales increase in July. It was the first time since March 2008 that F-Series sales eclipsed 50,000. Year-to-date, F-Series sales totaled 290,794, up 35 percent.

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Ford Edge set a July record with sales of 9,342, up 19 percent versus a year ago. The redesigned 2011 Ford Edge and Lincoln MKX now are in production, featuring new powertrains and MyFord and MyLincoln Touch driver connect technology.

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Lincoln retail sales were up 7 percent versus a year ago with higher retail sales for the Lincoln MKZ sedan, Lincoln MKT crossover and Lincoln Navigator sport utility. Soon, Lincoln will offer a hybrid version of the Lincoln MKZ at the same price as the gas version, making the MKZ the most fuel-efficient luxury vehicle in America.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 159,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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Go to http://media.ford.com for news releases and high-resolution photographs.